Exhibit 10.9

SERVICE-NOW.COM

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of August 15, 2011 (the “Effective Date”) by and among SERVICE-NOW.COM (the “Company”) and Arne Josefsberg (the “Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company.

RECITALS

A. The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1 Title. Effective as of the Employment Commencement Date (defined below), Executive’s title shall be Chief Technology Officer (“CTO”) of the Company, subject to the terms and conditions set forth in this Agreement.

1.2 Term. The term of this Agreement shall begin on or before September 19, 2011 (such date on which Executive’s employment actually commences shall be the “Employment Commencement Date”) and shall continue for a period of three (3) years thereafter, unless terminated earlier pursuant to Section 4 herein (the “Term”). The Executive’s employment with the Company shall at all times remain at will.

1.3 Duties. Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of CTO. Executive shall report to the Company’s Chief Executive Officer.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Company’s Board of Directors (the “Board”), or any designated committee thereof. In the event that the terms of this Agreement differ from or are in conflict with the

Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.5 Location. Unless the Parties otherwise agree in writing, during the Term Executive shall perform the services Executive is required to perform pursuant to this Agreement in Seattle, WA, or at such other locations as Executive and the Company mutually determine to be in the best interest of the Company. Executive acknowledges that his position will require him to travel temporarily to other locations in connection with the Company’s business, and that the Company may request Executive to take temporary assignments in one or more of its offices, including the Company’s San Jose and San Diego offices. Expenses associated with such temporary assignments will be paid by the Company and/or reimbursed to Executive to the full extent permitted.

2.	LOYALTY; NONCOMPETITION; NONSOLICITATION; NONDISPARAGEMENT.

2.1 Loyalty. During Executive’s employment by the Company, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, Executive may: (1) serve on the Board of Directors of other for-profit corporate entities, with the prior written consent of the Company’s Board and (2) devote time to personal investments, philanthropic, educational and civic service, and other personal matters, so long as such activities do not interfere with the performance of his duties hereunder.

2.2 Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Nonsolicitation. For a period of twelve (12) months following the termination of Executive’s employment with the Company for any reason, voluntary or involuntary (the “Restricted Period”), Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) use confidential information to solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

2.4 Nondisparagement. During the Restricted Period, Executive shall not disparage the Company, or its officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to its or their businesses, business reputations, or personal reputations and the Company shall not disparage Executive in a manner likely to be harmful to his business reputation or personal reputation, provided that Executive and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

3.	COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay Executive a base salary at the annualized rate of Two Hundred Seventy Five Thousand Dollars ($275,000.00) (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Base Salary shall be reviewed by the CEO and Compensation Committee of the Board (the “Compensation Committee”) at least annually, and any change(s) shall be at the sole discretion of the Compensation Committee.

3.2 Discretionary Bonus. At the sole discretion of the Compensation Committee, for each fiscal year of employment Executive shall be eligible to receive a cash target bonus or bonuses in the total sum of up to One Hundred Thirty Five Thousand Dollars ($135,000.00) (less payroll deductions and all required withholdings, the “Target Bonus(es)”), based on Executive’s performance relative to objectives to be established each fiscal year by the CEO and the Compensation Committee. The Target Bonus objectives for the 2012 and future fiscal years shall be established by the Compensation Committee within ninety (90) days of the Employment Commencement Date or the beginning of any such fiscal years, as applicable. Any portion of the Target Bonus(es) awarded for the 2012 fiscal year shall be at the discretion of the Compensation Committee and shall be pro-rated based on the number of calendar days Executive was employed during fiscal year 2012, divided by 365. The evaluation of Executive’s performance relative to the Bonus objectives and the determination of the portion of the Target Bonus(es) (if any) that will be paid in any given year, shall be made by the Compensation Committee in its sole discretion. Any portion of the Target Bonus(es) paid shall be paid in cash as a single lump-sum payment within ten (10) days following the time such payments are approved.

3.3 Stock Option.

3.3.1 Subject to approval by the Board and subject to the terms of the Company’s Equity Incentive Plan (the “Plan”), as soon as practicable following the Employment Commencement Date, Executive will be granted an option to purchase six hundred seventy five thousand (675,000) shares of the Company’s common stock (the “Option”). On the first anniversary of the grant date of the Option, twenty-five percent (25%) of the shares subject to the Option shall vest, subject to Executive’s continued employment with the Company on such date. The balance of the shares subject to the Option shall vest in equal monthly installments on the last day of each month for the thirty-six (36) months thereafter, subject to Executive’s continued employment with the Company on each vesting date. The Option will be governed by the Plan and shall be granted pursuant to a separate stock option grant notice and stock option agreement, except as otherwise provided in this Agreement. The exercise price per share of the Option will be equal to the fair market value of a single share of the Company’s common stock on the date of the grant as determined in good faith by the Board.

3.4 Acceleration of Stock Options Upon a Change of Control. Executive shall be entitled to full or partial accelerated vesting (as applicable) of the shares subject to his outstanding stock options effective upon the effective date of a Change of Control (as defined below), as follows: If the effective date of the Change of Control occurs prior to the closing of the first sale of shares of capital stock of the Company to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”), Executive’s stock options (or other equity compensation) will accelerate vesting on a pro rata basis such that the vesting of fifty percent (50%) of shares subject to each vesting installment of Executive’s stock options will be accelerated and become immediately vested and exercisable. The remainder of the shares subject to each of Executive’s stock options (or other equity compensation) shall continue to vest pro rata in accordance with the vesting schedule applicable to each such option (or other equity compensation). If the effective date of the Change of Control occurs on or subsequent to the closing of the IPO, Executive shall receive immediate accelerated vesting and exercisability of one hundred percent (100%) of the then-unvested shares subject to each of Executive’s outstanding stock options (or other equity compensation). The provisions of this Section 3.4 shall be contained in Executive’s option agreements (or other equity compensation agreements) and although contingent upon Executive’s continued employment with the Company, shall not be contingent upon the continued effectiveness of this Agreement.

3.5 Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive. Reimbursable business expenses shall include reasonable, documented expenses for air travel in accordance with the Company’s travel policies.

3.6 Changes to Compensation. Executive’s compensation and benefits will be reviewed periodically (including the review of Executive’s Base Salary at least annually as specified above) and may be changed from time to time at the sole discretion of the Compensation Committee subject to Section 4.6.3.

3.7 Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.8 Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s executive level employees.

3.9 Holidays and Vacation. Executive shall be eligible to accrue up to four (4) weeks of paid vacation per year and will receive paid Company holidays in accordance with Company policy. Vacation accrues pro rata throughout the year.

4.	TERMINATION.

4.1 Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions.

4.1.1 Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) at any time. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

4.1.2 Termination by the Company Without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

4.2 Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including via resignation for Good Reason in accordance with the procedures set forth below.

4.3 Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

4.4 Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination.

4.5.1 Death or Complete Disability. If, during the Term of this Agreement, Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to Executive, or to Executive’s heirs, as applicable, Executive’s accrued base salary, accrued and unused vacation benefits through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive and/or to Executive’s heirs under this Agreement, except as otherwise provided by law.

4.5.2 Termination For Cause; Certain Resignations By Executive. If, at any time during the Term of this Agreement: (1) Executive’s employment is terminated by the Company for Cause; or (2) Executive resigns his employment hereunder without Good Reason; then the Company shall pay Executive’s accrued base salary, accrued and unused vacation benefits through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.3 Termination Without Cause and Resignation for Good Reason Other Than in Connection With a Change of Control. If, during the Term of this Agreement, the Company terminates Executive’s employment without Cause or Executive resigns his employment hereunder for Good Reason at any time other than during the period that begins three (3) months prior to and ends twelve (12) months following the effective date of a Change of Control, the Company shall pay Executive’s accrued base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, subject to the Executive: (a) furnishing to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company in order to comply with then-existing legal requirements to effect a valid release of claims) (the “Release and Waiver”) within the time period specified therein, but in no event later than forty-five (45) days following Executive’s termination; (b) allowing the Release and Waiver to become effective in accordance with its terms; and (c) complying with, and continuing throughout the Severance Period (as defined below) to comply with, Executive’s post-termination nonsolicitation and nondisparagement obligations as set forth in Sections 2.3 and 2.4, then Executive shall be entitled to the following (the “Severance Package”):

(i) a payment equal to six (6) months of Executive’s base salary in effect at the time of termination, with such payment being made in a single lump sum on the sixtieth (60th) day subsequent to the termination of employment; and

(ii) a pro-rated portion of the Target Bonus for 2012 and future years that would have been paid to Executive, subject to achievement of the applicable corporate performance goals but without taking into account negative discretion, if he had been employed on the last day of the applicable fiscal year, to be paid in one lump sum payment within two and one-half (2 1/2) months following the end of the Company’s fiscal year in which termination occurs; provided that Executive’s payment pursuant to this section shall be pro-rated to six months of the applicable Target Bonus rather than an entire year; and

(iii) if Executive is eligible for and timely elects continued coverage under COBRA for himself and/or his eligible dependents under the Company’s group health insurance plans following the termination of his employment, then the Company shall pay the COBRA premiums necessary to continue the health insurance coverage in effect for Executive and/or his eligible dependents as of the termination date, until the earliest of: (A) the close of the six month period starting on the termination date (the “Severance Period”); (B) the expiration of Executive’s eligibility for continuation coverage under COBRA; and (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). If Executive becomes eligible for coverage under another employer’s group health plan or through self-employment, or otherwise ceases to be eligible for COBRA coverage during the period provided in this section, Executive must immediately notify the Company of such event, and the Company’s obligation to pay

COBRA premiums on Executive’s behalf shall cease. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Executive’s behalf, the Company will pay Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s election of COBRA coverage or payment of COBRA premiums and without regard to the expiration of the COBRA Payment Period prior to six (6) months following the termination of Executive’s employment. Such Special Severance Payment shall end on the earlier of (x) the date on which Executive commences other employment (including self-employment) and (y) the close of the Severance Period.

4.5.4 Termination Without Cause or Resignation For Good Reason In Connection With a Change of Control. If, during the Term of this Agreement, the Company terminates Executive’s employment without Cause, or the Executive resigns his employment hereunder for Good Reason, at any time during the period that begins three (3) months prior to and ends twelve (12) months following the effective date of a Change of Control (the “Change of Control Period”), then the Company shall pay Executive’s accrued base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, subject to the Executive (a) furnishing to the Company an executed Release and Waiver within the time period specified therein, but in no event later than forty-five (45) days following Executive’s termination and (b) allowing the Release and Waiver to become effective in accordance with its terms, then, conditioned upon Executive’s complying with, and continuing throughout the Severance Period to comply with, Executive’s post-termination nonsolicitation and nondisparagement obligations as set forth in Sections 2.3 and 2.4, Executive shall be entitled to the Severance Package described above; provided however, that the entire Target Bonus for the year of termination shall be payable in lieu of a payment set forth pursuant to subparagraph (ii) of Section 4.5.3.

4.5.5 Additional Acceleration. Executive’s stock options shall provide that if: (1) the Company terminates Executive’s employment without Cause; or (2) Executive resigns his employment for Good Reason or following a material adverse change in Executive’s Chief Technical Officer title or reporting relationships of persons reporting to Executive without Executive’s consent (“Adverse Change In Title”), then, subject to the Executive: (a) furnishing to the Company an executed Release and Waiver within the time period specified therein, but in no event later than forty-five (45) days following Executive’s termination; and (b) allowing the Release and Waiver to become effective in accordance with its terms, Executive shall receive immediate accelerated vesting of (x) twenty-five (25%) percent of the total shares subject to the Executive’s stock options (or other equity awards) if termination of employment occurs (i) prior to the Change of Control Period or (ii) after the Change of Control Period and (in either case (i) or (ii)) within the first twelve (12) months of employment, and (y) one hundred percent (100%) of the then-unvested shares subject to each of Executive’s outstanding stock options (or other equity awards) if termination of employment occurs during the Change of Control Period, but in the case of (y) only to the extent such acceleration has not already occurred pursuant to Section

3.4. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in the Plan or the applicable form of stock option agreement (or other equity agreement), none of Executive’s unvested options (or other equity awards) shall terminate or be forfeited any earlier than three (3) months after any of the following occurrences during the Change of Control Period: (a) any termination of the Executive’s employment without Cause; or (b) Executive’s resignation for Good Reason or pursuant to an Adverse Change in Title. For the avoidance of doubt, if Executive’s resignation is due to an Adverse Change in Title, but does not otherwise qualify as a resignation for Good Reason, Executive shall not be entitled to any of the severance benefits provided under Sections 4.5.3 or 4.5.4. The provisions of this Section 4.5.5 shall be contained in Executive’s option agreements and although contingent upon Executive’s continued employment with the Company, shall not be contingent upon the continued effectiveness of this Agreement.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability. A termination for “Complete Disability” shall occur: (i) when the Board has provided a written termination notice to Executive supported by a written statement from a reputable independent physician to the effect that Executive is or shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his employment under this Agreement by reason of such physical or mental illness or injury; or (ii) upon rendering of a written termination notice by the Board after the Board determines, in its sole and complete discretion, that Executive has been unable to substantially perform his job duties hereunder for one hundred twenty (120) or more consecutive days, or more than eighty (80) days in any consecutive twelve (12) month period, by reason of any physical or mental illness or injury. For purposes of this Section, at the Company’s request Executive agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company.

4.6.2 Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

(i) Executive’s commission of any crime involving fraud, dishonesty or moral turpitude;

(ii) Executive’s commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company;

(iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or any statutory duty Executive owes to the Company; or

(iv) Executive’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company;

Provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure the same.

4.6.3 Good Reason. For purposes of this Agreement, and subject to the caveat at the end of this Section, “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s consent:

(i) the assignment to Executive of any duties or responsibilities that results in a material diminution in Executive’s authority, duties or responsibilities as in effect immediately prior to such reduction or a material diminution in the ability, duties or responsibilities of the person or persons to whom Executive is required to report; provided, however, that a change solely in Executive’s title or reporting relationships of persons reporting to the Executive shall not by itself provide the basis for a voluntary termination with Good Reason;

(ii) a material reduction by the Company in Executive’s annual base salary, as initially set forth herein or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in Executive’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees;

(iii) a relocation of Executive’s business office to a location more than fifty (50) miles from the location at which Executive performed Executive’s duties immediately prior to the relocation, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations prior to the relocation; or

(iv) a material breach by the Company of this Agreement.

Provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within one hundred twenty (120) days following the end of the Cure Period.

4.6.4 Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i) the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%)

of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii) the dissolution or liquidation of the Company; or

(iv) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

Provided, however, that any transaction or transactions effected solely for purposes of changing the Company’s domicile will not constitute a Change of Control pursuant to the foregoing definition.

4.7 Survival of Certain Sections. Sections 2, 4, 5 through 13, 15 and 18 of this Agreement will survive the termination of this Agreement.

4.8 Parachute Payment. If any payment or benefit the Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Retained Amount. The “Retained Amount” shall be the greater of (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Retained Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Retained Amount (as determined pursuant to clause (x) in the preceding paragraph) is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Retained Amount is subject to the Excise Tax. For the avoidance of doubt, if the Retained Amount is determined in accordance with clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Executive and the Company agree on an alternative accounting, law or consulting firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.

4.9 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Employee’s termination of employment constitute deferred compensation subject to Section 409A, and Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Employee’s separation from service from the Company or (ii) the date of Employee’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee including, without limitation, the additional tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Employee’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Executive shall receive severance benefits only if Executive executes and returns to the Company, within the applicable time period set forth above, the Release and Waiver, and permits the Release and Waiver to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which Executive separates from service, the Release and Waiver will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date or deemed effective date of the Release and Waiver. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the separation agreement, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION.

As a condition of employment, Executive agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement (“PIIA”).

6.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7.	NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed to Company headquarters, or Executive’s address of record on file with the Company, as applicable.

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8.	CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without regard to its conflict of laws principles.

9.	INTEGRATION.

This Agreement, including the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

10.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.	REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15.	COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16.	INDEMNIFICATION.

Following the Employment Commencement Date, Executive shall sign the Company’s standard form of indemnification agreement.

17.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18.	ADVERTISING WAIVER.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SERVICE-NOW.COM

By:	/s/ Frank Slootman
FRANK SLOOTMAN, CEO

Dated:	August 15, 2011

EXECUTIVE:

/s/ Arne Josefsberg
ARNE JOSEFSBERG

Dated:	8/12/11

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement of August     , 2011, to which this form is attached, I, Arne Josefsberg, hereby furnish SERVICE-NOW.COM (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement or fiduciary insurance policy with the Company to which I am a party with respect to which I am an insured party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights that are not waivable as a matter of law; or (d) any claims arising from the breach of this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that

Section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Arne Josefsberg